As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aspen Neuroscience, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	83-1312969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10835 Road to the Cure, Suite 100 San Diego, CA 92121 (858) 263-1222	92121
(Address of Principal Executive Offices)	(Zip Code)

Aspen Neuroscience, Inc. 2018 Stock Plan (the “2018 Plan”)

Aspen Neuroscience, Inc. 2026 Equity Incentive Plan (the “2026 Plan”)

Aspen Neuroscience, Inc. 2026 Employee Stock Purchase Plan (the “2026 ESPP”)

(Full Title of the Plans)

Damien McDevitt, Ph.D.

President and Chief Executive Officer

Aspen Neuroscience, Inc.

10835 Road to the Cure, Suite 100

San Diego, CA 92121

(858) 263-1222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randy Socol Larry W. Nishnick Bianca J. LaCaille DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 (858) 677-1414	Jeffrey Boerneke General Counsel Aspen Neuroscience, Inc. 10835 Road to the Cure, Suite 100 San Diego, CA 92121 (858) 263-1222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Aspen Neuroscience, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a) the prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, dated October 29, 2026, relating to the Registrant’s registration statement on Form S-1, as amended (No. 333-299393), which includes or incorporates by reference, as applicable, the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) the Registrant’s Current Report on Form 8-K filed with the Commission on November 2, 2026; and

(c) the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-43526) filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 29, 2026, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation, or Charter, provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Charter and our Amended and Restated Bylaws (“Bylaws”) provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Charter and Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into an indemnification agreement with each of its directors, officers and, as determined by its board of directors or its compensation committee, certain employees and agents. These agreements provide, among other things, for indemnification to the fullest extent permitted by law and our Charter and Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Charter and Bylaws.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation	8-K	001-43526	3.1	11/2/2026

4.2	Amended and Restated Bylaws	8-K	001-43526	3.2	11/2/2026

5.1	Opinion of DLA Piper LLP (US)					X

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page of this Registration Statement)					X

99.1	Aspen Neuroscience, Inc. 2018 Stock Plan	S-1	333-299393	10.1	10/9/2026

99.2	Aspen Neuroscience, Inc. 2018 Stock Plan Form of Notice of Grant of Stock Option	S-1	333-299393	10.2	10/9/2026

99.3	Aspen Neuroscience, Inc. 2018 Stock Plan Form of Stock Option Agreement	S-1	333-299393	10.3	10/9/2026

99.4	Aspen Neuroscience, Inc. 2018 Stock Plan Form of Stock Option Exercise Notice	S-1	333-299393	10.4	10/9/2026

99.5	Aspen Neuroscience, Inc. 2018 Stock Plan Form of Stock Option Agreement (Immediately Exercisable)	S-1/A	333-299393	10.44	10/26/2026

99.6	Aspen Neuroscience, Inc. 2026 Equity Incentive Plan	S-1	33-299393	10.5	10/9/2026

99.7	Aspen Neuroscience, Inc. 2026 Equity Incentive Plan Form of Notice of Grant of Stock Option	S-1	33-299393	10.6	10/9/2026

99.8	Aspen Neuroscience, Inc. 2026 Equity Incentive Plan Form of Stock Option Agreement	S-1	33-299393	10.7	10/9/2026

99.9	Aspen Neuroscience, Inc. 2026 Equity Incentive Plan Form of Notice of Grant of Restricted Stock Units	S-1	33-299393	10.8	10/9/2026

99.10	Aspen Neuroscience, Inc. 2026 Equity Incentive Plan Form of Restricted Stock Units Agreement	S-1	33-299393	10.9	10/9/2026

99.11	Aspen Neuroscience, Inc. 2026 Employee Stock Purchase Plan	S-1	33-299393	10.10	10/9/2026

107	Filing Fee Table					X

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Filing Fee” table, as applicable, in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, on the 2nd day of November, 2026.

ASPEN NEUROSCIENCE, INC.

By:	/s/ Damien McDevitt, Ph.D.
Name:	Damien McDevitt, Ph.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Aspen Neuroscience, Inc. whose signature appears below constitutes and appoints Damien McDevitt, Ph.D. and Dalen Meeter, and each of them, as his or her true and lawful attorneys-in-fact and agents, with the full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Damien McDevitt, Ph.D.	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 2, 2026
Damien McDevitt, Ph.D.

/s/ Dalen Meeter	Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2026
Dalen Meeter

/s/ Faheem Hasnain Faheem Hasnain	Executive Chairman and Director	November 2, 2026

/s/ Thomas Daniel, M.D Thomas Daniel, M.D.	Director	November 2, 2026

/s/ Douglas Fisher, M.D. Douglas Fisher, M.D.	Director	November 2, 2026

/s/ Cindy Perettie Cindy Perettie	Director	November 2, 2026

/s/ Caryn Peterson Caryn Peterson	Director	November 2, 2026

/s/ Andrew Spaventa Andrew Spaventa	Director	November 2, 2026

/s/ Peter A. Thompson, M.D.	Director	November 2, 2026
Peter A. Thompson, M.D.